EXHIBIT 99.1

THE PRODUCERS ENTERTAINMENT GROUP LTD. ISSUES DIVIDEND FOR QUARTER ENDING MARCH 31, 1998

     Beverly Hills, CA -- April 27, 1998 -- The Board of Directors of the Producers Entertainment Group Ltd. (NASDAQ: TPEG, BSE: TPG) declared a quarterly dividend, payable in common stock, for the Series A Preferred Stock in an amount of $106,250.00 for the quarter ending March 31, 1998. The dividend will be paid on May 15, 1998 to shareholders of record at the close of business on May 1, 1998.

     The Producers Entertainment Group Ltd. is primarily engaged in the production and distribution of long form television and episodic television series.

     The company recently completed production of the television movies entitled "Floating Away" and "The Passion Of Ayn Rand" for Showtime Networks and "Marabunta" for Fox Broadcasting Company.


CONTACT:  Irwin Meyer
          The Producers Entertainment Group
          (213) 634-8634